Exhibit 99.1

FOR IMMEDIATE RELEASE

SANOFI-AVENTIS REAFFIRMS COMMITMENT TO ALLIANCE
WITH REGENERON PHARMACEUTICALS

Partners Approve Broad-based Cancer Development Program
for the VEGF Trap

Regeneron To Receive $25 million Clinical Development Milestone Payment Plus Additional $25 Million
Payment

Tarrytown, NY – January 10, 2005 – Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) announced today that, following a review of the Vascular Endothelial Growth Factor (VEGF) Trap program, they have reaffirmed their commitment to develop the VEGF Trap in oncology in collaboration with Regeneron Pharmaceuticals Inc. (Nasdaq: REGN). The companies will evaluate the VEGF Trap in a variety of cancer types, both in single-agent studies and in combination with chemotherapy. Sanofi-aventis also announced that Regeneron has earned a $25 million clinical development milestone payment.

“This is an exciting time for us as we continue to gather evidence on the potential of the VEGF Trap to block the formation of blood vessels that fuel the growth of cancerous tumors. All of us at Regeneron are looking forward to working with sanofi-aventis to accelerate the development of the VEGF Trap,” noted Leonard S. Schleifer, M.D., Ph.D., Regeneron’s President and Chief Executive Officer. “Sanofi-aventis is clearly committed to discovery, development, and commercialization of innovative products. Its expertise in oncology, driven by its commitment to the VEGF Trap, can provide a great resource for us in moving the program forward.”

Marc Cluzel, M.D., Ph.D., Vice President, International Development, Sciences & Medical Affairs of sanofi-aventis added “This is an important partnership for sanofi-aventis and we continue to believe that the blockage of VEGF is one of the most innovative approaches to targeted cancer therapy.”

In addition, the companies have agreed that the exclusive right to develop and commercialize the VEGF Trap for eye diseases through local delivery systems reverts today to Regeneron. The collaboration will not currently pursue systemic delivery for eye disease.

In connection with this agreement, sanofi-aventis will make a one-time, final payment to Regeneron of $25 million of which 50% is repayable to sanofi-aventis following commercialization of the VEGF Trap.

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer and eye diseases, rheumatoid arthritis and other inflammatory conditions, asthma, and obesity and has preclinical programs in other diseases and disorders. Regeneron corporate headquarters are in Tarrytown, NY. For more information, please visit www.regn.com.

For Regeneron:
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K(A) for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

About Sanofi-aventis

Sanofi-aventis is the world’s 3rd largest pharmaceutical company, ranking number 1 in Europe. Backed by a world-class R&D organization, sanofi-aventis is developing leading positions in seven major therapeutic areas: cardiovascular disease, thrombosis, oncology, diabetes, central nervous system, internal medicine, vaccines. Sanofi-aventis is listed in Paris (EURONEXT : SAN) and in New York (NYSE : SNY).

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Contact Information: Investors: Charles Poole Vice President, Investor Relations (914) 345-7640 charles.poole@regeneron.com	Media: Lauren Tortorete Media Relations (212) 845-5609 ltortorete@biosector2.com

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regeneron.com